EXHIBIT 5.1

March 28, 2008	Main +1.206.447.0900 Fax +1.206.447.0849 26866.0008

Cell Therapeutics, Inc.

501 Elliott Avenue West, Suite 4000

Seattle, WA 98119

Re: Registration of Securities of Cell Therapeutics, Inc.

Ladies and Gentlemen:

Per your request, we have examined the Registration Statement on Form S-3 (the “Registration Statement”) of Cell Therapeutics, Inc., a Washington corporation (the “Company”) to be filed with the Securities and Exchange Commission on or about March 28, 2008, including a prospectus (the “Prospectus”) which may be supplemented from time to time by one or more prospectus supplements, which provides for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) $23,250,000 in principal amount of the Company’s 5.75% Convertible Senior Notes due December 15, 2011 (the “Notes”), (ii) 7,749,992 shares of the Company’s common stock, no par value, issuable on conversion of the Notes (the “Note Shares”) and (iii) 1,170,213 additional shares of the Company’s common stock, no par value (the “Common Shares” and together with the Note Share, the “Registered Shares”).

We have reviewed, among other things, (i) the Registration Statement and related Prospectus, (ii) the form of Exchange Agreement dated December 12, 2007, among the Company and certain purchasers (the “Exchange Agreement”), (iii) the Indenture, dated December 12, 2007, between the Company and U.S. Bank National Association as trustee, (iv) the Amended and Restated Articles of Incorporation of the Company, as in effect as of the date hereof (the “Restated Articles”), (v) the Amended and Restated Bylaws of the Company, as in effect as of the date hereof, and (vi) the records of the corporate proceedings and other actions taken by the Company in connection with the authorization, issuance and sale of the Common Shares. We have made such other factual inquiries as we deemed necessary to render this opinion.

We have assumed that the Registration Statement, and any amendments thereto, will remain effective during the period when the Notes and Registered Shares are offered or sold.

Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of our opinion, and subject to the limitations and qualifications expressed herein, it is our opinion that:

Heller Ehrman LLP    701 Fifth Avenue, Suite 6100    Seattle, WA 98104-7098    www.hellerehrman.com

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Cell Therapeutics, Inc.

March 28, 2008

1. The Notes have been duly authorized by all necessary corporate action on the part of the Company and constitute the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws related to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by the general principals of equity including, without limitation, concepts of materiality the Common Shares were duly authorized, validly issued, fully paid and non-assessable.

2. The Common Shares have been duly authorized by all necessary corporate action on the part of the Company and are validly issued, fully paid and non-assessable.

3. The Note Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued upon conversion of the Notes pursuant to the Indenture and the countersigning of a certificate or certificates representing the Note Shares by a duly authorized signatory of the registrar of Common Stock, the Note Shares will be validly issued, fully paid and non-assessable.

This opinion is limited to the federal laws of the United States of America and the laws of the State of Washington, and we disclaim any opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the related Prospectus.

Very truly yours,

/s/ Heller Ehrman LLP